July 25, 2012

Harvey L. Weiss

9121 Town Gate Lane

Bethesda, Maryland 20817

Re: Employment Agreement

Dear Mr. Weiss:

Reference is made to that certain letter agreement, dated January 20, 2012 (the “Supplemental Agreement”), between you and Fortress International Group, Inc. (the “Company”) that supplements that certain letter agreement, dated November 9, 2011 (the “Revised Employment Agreement”), between you and the Company. Under the Supplemental Agreement, you agreed to provide services on a discrete project basis as directed and identified by the Chief Executive Officer of the Company at the request of the Company in addition to the services provided under the Revised Employment Agreement. As compensation for those services, you receive $15,000 of additional consideration, less any applicable withholding amounts, per calendar quarter.

The Company and you have agreed that you will provide additional services under the Supplemental Agreement during the third calendar quarter of 2012. As compensation for these services, you will receive additional payments up to a total of $30,000, less any applicable withholding amounts, in equal installments during the remaining regular payroll periods following the date of this letter agreement. This amount recognizes that you have already received a payment of $15,000 on July 13, 2012 for services provided during the third quarter. You will also be eligible to receive, at the sole discretion of the Company’s Chief Executive Officer, an additional amount of $15,000, less any applicable withholding amounts, payable to you within 15 days of September 30, 2012.

Either you or the Company may terminate this letter agreement upon five days’ notice to the other party. Any notices provided under this letter agreement shall be in writing and shall be deemed to have been duly given when delivered by (i) personal delivery, (ii) email with evidence of delivery, (iii) certified or registered mail, return receipt requested, postage prepaid, or (iv) Federal Express, signature required. Notice to the Company shall be addressed to its corporate headquarters, and notice to you shall be addressed to your home address as listed in the Company’s records at the time notice is given.

Except as amended and supplemented by this letter agreement, the Supplemental Agreement and the Revised Employment Agreement shall remain in full force and effect without any other amendments or modifications. This letter agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

Harvey L. Weiss

July 25, 2012

If this letter agreement correctly states your understanding, please sign and return one copy to the Chief Executive Officer of the Company.

Sincerely,

FORTRESS INTERNATIONAL GROUP, INC.

By:	/s/Anthony Angelini
Name: Anthony Angelini Title: Chief Executive Officer

Accepted and agreed effective this 25th day of July, 2012:

/s/ Harvey L. Weiss

Harvey L. Weiss